Exhibit 99.1

HIMALAYA TECHNOLOGIES COMPLETES FINRA CORPORATE ACTIONS REVIEW; TO ADD MOBILE APPS TO SOCIAL NETWORKS TO GO VIRAL

Pittsburgh, PA, September 27, 2023 – Himalaya Technologies, Inc. (OTC: HMLA) is providing an update to investors regarding its completed corporate actions review process with FINRA and plans for growth:

HMLA Completes FINRA Corporate Actions Review*

On June 14, 2023, we were notified that we cured FINRA’s “potential prong issue” regarding our need for a quorum for a June 28, 2021 shareholder vote which authorized our name change to Himalaya Technologies, Inc. from Homeland Resources Ltd., increased our authorized common shares and authorized Series A Preferred shares, and created new classes of Series B Preferred stock and Series C Preferred stock to allow for mergers and acquisitions and future corporate actions. Our shareholder actions, appointed management team members and Directors of our Board, and previously completed corporate actions are now fully and legally recognized by FINRA’s Corporate Actions Group. At that time, our legal name change to Himalaya Technologies, Inc. went effective on OTC Markets and global trading platforms. FINRA’s corporate actions review, which took over 14 months from initial filing in April 2022 and following on the heels of an effective Form 10-12g as of April 2022 which itself took several months, means the Company and its financials, background, shareholders, management team and Board of Directors have been thoroughly vetted and recognized by the SEC and FINRA.

*Previously filed under Form 8-K on the SEC’s EDGAR system June 15, 2023

Plans to Add iOS and Android Apps to its Social Networks to Go Viral

Today, Himalaya Technologies, Inc. is engaging Brokerwebs LLC, designer and operator of its first social network Kanab Club (https://www.kanab.club/), originally launched May 2019, and planned social networks Goccha! (https://www.goccha.net/) and YinzWorldwide (https://www.yinzworldwide.com/), to add iOS and Android app functionality.

Brokerwebs intends to create a special duplication of the existing Kanab.Club platform and convert existing code to an APK format with submission to App Store. Using a unique process, Brokerwebs intends to convert the existing Code into a compliant format for App deployment. This is expected to allow full functionality and quicker deployment to the App.

The scope of the project includes the following tasks:

1.	Code Duplication and App Conversion:

●	Duplicate source code from the Kanab.Club platform,
●	Create a new repository for Code and Convert to App compliant APK Format.

2.	Platform Customization:

●	Modify the platform’s user interface (UI) design, including colors, fonts, and logos,
●	Customize the platform’s user experience (UX) to better fit app requirements,
●	Update the platform’s back-end architecture to accommodate App needs.

3.	Security and Compliance:

●	Ensure that the Kanab.Club platform complies with relevant data protection regulations.
●	Implement security measures to protect user data and prevent unauthorized access.

4.	Quality Assurance and Testing:

●	Perform rigorous testing of the Kanab.Club App to identify and fix bugs,
●	Conduct user acceptance testing (UAT) to ensure that the platform meets Himalaya
●	Technologies requirements.

5.	Deployment and Launch:

●	Prepare APK with existing code via affiliate developer and package for App Stores,
●	Work to get App through the App Store verification. As a contingency, Brokerwebs may have to change the subject matter to obtain App verification. There can be no assurances that Brokerwebs will be successful in deploying the new app with a Cannabis Related Content in which case we may reserve the right to rename and re-deploy.

Phase 1:	WireFrames / Pre-Project Preparation,
Phase 2:	UX/UI Design Implementation: Initial Concept #1 Designed,
Phases 3-4:	Coding and Revisions Stages,
Phase 5:	Mobile Optimization & Launch.
Timeline:	4 - 6 Weeks from initial work, subject to additional revisions.

Said Vik Grover, CEO: “Passing the rigorous review of the SEC and FINRA took over two years, required countless man hours and sleepless nights, and cost hundreds of thousands of dollars. All the while, we remain focused on the big prize, which is a healthy, vibrant public entity that can obtain capital for high growth businesses. With this behind us, we intend to take our Internet business to the next level, which first means adding mobile app functionality to our Company owned code to allow our social media platforms to go viral. While Kanab.Club is focused on the high growth albeit niche cannabis market, which is rapidly moving through legalization and decriminalization state-by-state as well as federally, we think there is a much greater opportunity to fragment the one-size-fits-all mainstream social networks and offer new choices for customers that prefer to avoid cookie tracking, data mining, and other activities that intrude on user privacy. I see a significant opportunity to build a portfolio of properties leveraging the code that we have built for Kanab Club over the past four years. Stay tuned, as our Form 10-K for July 31, 2023 is nearing completion, and we will soon come out with further information to take this entity to a whole new level.”

About Brokerwebs LLC

Brokerwebs LLC (https://www.brokerwebs.com/) is an industry leading web development agency located in Chicago, IL. Brokerwebs has been producing high quality web sites and advanced technology solutions for over 8 years. Brokerwebs’ current book of business has over 600 active clients and counting.

About Himalaya Technologies, Inc.

Himalaya Technologies, Inc. (https://www.himalayatechnologies.com/) is a publicly traded entity (OTC: HMLA) focusing on minority and majority investments in businesses seeking access to growth capital to fulfill their own business plans and create value for their stakeholders and the Company’s debt and equity investors. The Company is a minority investment of FOMO WORLDWIDE, INC. (https://www.fomoworldwide.com/; OTC: FOMC).

Forward Looking Statements:

Statements in this press release about our future expectations, including without limitation, the likelihood that Himalaya Technologies, Inc. will be able to meet minimum sales expectations, be successful and profitable in the market, bring significant value to Himalaya’s stockholders, and leverage capital markets to execute its growth strategy, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law. Himalaya’s business strategy described in this press release is subject to innumerable risks, most significantly, whether the Company is successful in securing adequate financing. No information in this press release should be construed in any form shape or manner as an indication of the Company’s future revenues, financial condition, or stock price, nor is it a solicitation for investment.

Investor Contact:

Investor Relations

(630) 708-0750

IR@himalayatechnologies.com